Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
California Resources Corporation:
We consent to the use of our report, dated March 11, 2021, with respect to the consolidated balance sheets of California Resources Corporation and subsidiaries (the Company) as of December 31, 2020 (Successor) and 2019 (Predecessor), the related consolidated statements of operations, comprehensive income, equity, and cash flows for the periods from November 1, 2020 to December 31, 2020 (Successor) and from January 1, 2020 to October 31, 2020 (Predecessor) and for each of the years in the two-year period ended December 31, 2019 (Predecessor), and the related notes, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification (ASC) Topic 842, Leases.
Our report also refers to a new basis of presentation as a result of the Company preparing its consolidated financial statements as of December 31, 2020 (Successor) and for the period from November 1, 2020 to December 31, 2020 (Successor) in conformity with ASC Topic 852, Reorganizations.
/s/ KPMG LLP
Los Angeles, California
March 11, 2021